Exhibit 3.1
WHEELER REAL ESTATE INVESTMENT TRUST, INC.
ARTICLES OF AMENDMENT
    Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
    FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that (a) at the Effective Time (as defined below), every 10 shares of common stock, $0.01 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time, shall be converted into one issued and outstanding share of common stock, $0.10 par value per share, of the Corporation (the “Reverse Stock Split”), and (b) no fractional shares will be issued in connection with the Reverse Stock Split; rather, stockholders who would have otherwise been issued a fractional share of the Corporation’s common stock as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share in an amount equal to the applicable fraction multiplied by the closing price of the Corporation’s common stock on NASDAQ on August 17, 2023 (as adjusted for the Reverse Stock Split), without any interest.

    SECOND: The amendment to the Charter as set forth above (the “Amendment”) was approved unanimously by the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-309(e) and Section 2-604(a) of the Maryland General Corporation Law (the “MGCL”) to be made without action by the stockholders of the Corporation.

    THIRD: The Amendment does not increase the authorized stock of the Corporation.

    FOURTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:00 p.m., Eastern Standard Time, on August 17, 2023.

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    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and President and witnessed and attested by its Secretary on this 16th day of August, 2023, and such persons acknowledged the same to be the act of said corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                    WHEELER REAL ESTATE INVESTMENT                             TRUST, INC.

By:    /s/ Angelica Beltran            By:    /s/ M. Andrew Franklin
Name:    Angelica Beltran             Name:    M. Andrew Franklin
Title:    Secretary                Title:    Chief Executive Officer and President

[Signature Page to Articles of Amendment - Wheeler Real Estate Investment Trust, Inc.]